HEIN + ASSOCIATES LLP
Certified Public Accountants and Consultants with offices in Denver, Dallas and Los Angeles
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November 23, 1998



Haim Tsuff
Chairman of the Board
Isramco, Inc.
1770 St. James Place, Ste. 607
Houston, Texas  77056

Dear Mr. Tsuff:

This is to confirm that the client-auditor relationship between Isramco, Inc. (Commission File No. 0-12500) and Hein + Associates LLP has ceased.

Respectfully,

/s/ Hein + Associates LLP
-------------------------------
Hein + Associates LLP

c:  Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission
    Mail Stop 9-5
    450 Fifth Street, N.W.
    Washington, D.C. 20549